LEASE AGREEMENT
BY THIS LEASE AGREEMENT (“Lease”) dated August 14th, 2025, RMI VALDOSTA LLC a Georgia limited liability company (“Landlord”), and Blue Ops, Inc., a Nevada corporation (“Tenant”), in consideration of the following mutual covenants, have agreed:
1.DEMISE. Landlord does lease to Tenant, and Tenant does lease from Landlord, the real property located at 601 Gil Harbin Industrial Boulevard, in the City of Valdosta, County of Lowndes, State of Georgia, consisting of approximately 8.0 acres (the “Premises”, as more particularly described on the attached “Exhibit A”), together with all buildings, structures, fixtures and improvements located thereon, including without limitation an approximately 155,360 square-foot building.
2.USE.
a.The Premises shall be used and occupied for manufacturing (including, without limitation, watercraft production), and for related general office purposes (the “Intended Use”). Tenant’s Intended Use shall comply with all zoning and governmental laws and regulations. Landlord, by execution of this Lease or otherwise, makes no representation that the Intended Use complies with governmental regulations. Tenant will seek to obtain all necessary occupancy permits and licenses (the “Permits”) in order to operate Tenant’s business at the Premises for the Intended Use. Landlord will reasonably cooperate with Tenant and at no cost to Landlord to the extent necessary for Tenant to obtain the permits or to transfer existing permits to Tenant.
b.Tenant has inspected the Premises and accepts the Premises in “as is” condition subject to the provisions of this Lease. Any and all alterations and improvements shall be performed at Tenant’s sole cost and expense and in compliance with the requirements of Section 24 of this Lease.
c.“Equipment” shall mean the equipment in the Premises on September 1st, 2025. Landlord shall own the Equipment free and clear or all liens and encumbrances through the Term and Tenant shall have the right to use the Equipment through the Term. Unless agreed to in Exhibit B between Landlord and Tenant, Tenant shall have no obligation to maintain, repair or replace the Equipment, and may, from time to time, discard Equipment from time to time that is at the end of its useful life; provided that Tenant shall give Landlord notice of its intent to discard any Equipment and Landlord shall have the option to take possession of any such Equipment that Tenant intends to discard.
d.Notwithstanding anything in this Lease to the contrary, Landlord shall complete the clean-up of the Premises that the parties agreed upon prior to September 1, 2025.
e.Notwithstanding anything in this Lease to the contrary, Landlord shall complete the inspections, tests, servicing, repairs and other work set forth on Exhibit B on or before November 15, 2025.
3.TERM; LEASE COMMENCEMENT; RENT COMMENCEMENT.
a.Lease Commencement and Rent Commencement Date. The lease terms will commence on September 1, 2025. The Rent Commencement Date shall be December 1, 2025. Commencing on September 1, 2025 and for the remaining portion of the Lease Term, Tenant shall be fully responsible for all obligations of the Tenant under this Lease including, without limitation, the obligation to pay Rent. Tenant shall have reasonable access prior to September 1st

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for purposes of planning leasehold improvements that Tenant may desire, provided that such access shall be: i) upon at least 24 hours’ advance notice to Landlord and at Landlord’s reasonable convenience; ii) shall be during normal business hours; and iii) shall occur no more frequently than two times per week.
b.Lease Term. “Lease Term” means the initial term of five (5) lease years commencing on the Rent Commencement Date, plus any Renewal Term. This Lease shall expire on the last day of the Lease Term, unless sooner terminated as hereinafter provided.
c.Renewal Terms. Tenant shall have the option (each such option, a “Renewal Option”) to extend the Lease Term by the first of, or both of, the Renewal Terms. “Renewal Terms” means the two (2) renewal terms of five (5) years each immediately following the Initial Expiration Date. The first such Renewal Term, if exercised, shall commence upon the expiration of the Lease Term. Each subsequent Renewal Term, if exercised, shall commence upon the expiration of the preceding Renewal Term. Tenant shall have the options to renew this Lease, provided that:
1.Notice Requirement. Tenant must deliver written notice of its intent to exercise the option no earlier than twelve (12) months and no later than nine (9) months prior to the expiration of the Lease Term. Time is of the essence with respect to this notice period.
2.Condition to Exercise. The Renewal Option may not be exercised, and if previously exercised shall be deemed null and void, if at the time of exercise or the commencement of the Renewal Term:
A.Tenant is in default under any terms of this Lease beyond the expiration of all applicable notice and cure periods; or
B.Tenant has been more than 10 days late in rent payment on more than two (2) occasions during the 12 months prior to notice of renewal.
3.Rent During Renewal Term. The Base Rent during the Renewal Term shall be the then-current fair market rent (“Market Rent”) for comparable commercial space in similar buildings in the vicinity, taking into account all relevant factors including use, location, size, condition, amenities, lease term, and creditworthiness of the tenant. Notwithstanding the foregoing:
A.Minimum Rent Floor: In no event shall the Base Rent for the Renewal Term be less than the Base Rent in effect during the final year of the initial Lease Term.
B.No Rent Concessions: Market Rent shall be determined exclusive of any concessions, tenant improvement allowances, or abatements.
4.Market Rent Determination. If Landlord and Tenant cannot agree on the Market Rent within thirty (30) days after Tenant’s exercise of the Renewal Option, then:
A.Landlord and Tenant shall each appoint a qualified commercial real estate broker with at least five (5) years of experience in

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the local market within fifteen (15) days after the end of such thirty (30) day period;
B.The two brokers shall mutually select a third broker (the “Neutral Broker” within ten (10) days after the end of such fifteen (15) day period (failing which, either Landlord or Tenant may cause the American Arbitration Association to appoint the Neutral Broker);
C.Each party shall submit a proposed Market Rent to the Neutral Broker within ten (10) days after appointment of the Neutral Broker;
D.The Neutral Broker, within ten (10) days of appointment, shall select the proposal that most closely reflects Market Rent, and that amount shall be binding on the parties as the Fixed Rent for the Renewal Term;
E.Each party shall bear the cost of their appointed broker and share equally the cost of the Neutral Broker.
F.All relevant factors will be taken into consideration when determining the fair market value on any renewal options.
5.Other Terms. All other terms and conditions of the Lease shall remain unchanged and in full force during the Renewal Term, except for adjustments to rent, operating expenses, and any provisions specifically applicable to the initial Term only.
In interpreting the Lease Agreement during any Renewal Term as to which the Tenant shall have properly exercised its renewal option, those provisions of the Lease Agreement which make reference to the Lease Term shall be interpreted, where the context shall so permit, to mean and include the Renewal Term. During each Renewal Term the rights of Landlord and Tenant shall be governed by the terms and conditions of this Lease Agreement.
4.RENT.
a.Monthly Rent Due. Tenant shall pay Landlord the following amounts as the monthly fixed rent (“Rent”) for the Premises:

Period	Monthly Rent
Abated months - 9/1/2025-11/30/2025	OpEx
Year 1 - 12/1/2025-11/30/2026	$48,550.00 + OpEx
Year 2 - 12/1/2026-11/30/2027	$50,006.50 + OpEx
Year 3 - 12/1/2027-11/30/2028	$51,506.70 + OpEx
Year 4 - 12/1/2028-11/30/2029	$53,051.90 + OpEx
Year 5 - 12/1/2029-11/30/2030	$54,643.45 + OpEx

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“OpEx” shall mean the expenses referred to in clause (b) of Section 4(b) below.
During the Lease Year of any Renewal Term, the monthly Rent due shall increase from and after the first anniversary of the first day of each Renewal Term at 3% annual lease rate escalations over the monthly Rent due during the prior Lease Year. At least 30 days prior to the commencement of a Lease Year during a Renewal Term, Landlord shall give notice to Tenant of the adjusted amount of the monthly Rent due for that Lease Year.
b.Triple Net Lease. It is the purpose and intent of Landlord and Tenant that, subject to the terms of this Lease, this Lease be a so-called “triple net lease.” As such, Landlord and Tenant intend and agree that (subject to the terms of this Lease): (a) the Rent shall be absolutely net to Landlord, so that this Lease shall yield, net to Landlord the Rent and all sums of Additional Rent specified in this Lease; (b) all costs, operating expenses, real estate taxes, insurance premiums, fees, interest, charges, expenses, reimbursements and obligations of every kind and nature whatsoever relating to the Premises, excepting only certain net income taxes of Landlord and any other items specifically excepted herein which may arise or become due during or out of the Lease Term, shall be paid or discharged by Tenant, provided that, notwithstanding anything to the contrary, “OpEx” shall exclude all costs and expenses arising from capital expenditures (such as, but not limited to, capital expenditures described in Section 8(a)); (c) each and every Tenant obligation expressly provided in this Lease that may arise or be related to the Premises shall be performed by Tenant at its sole cost and expense; and (d) that Landlord shall be indemnified and held harmless by Tenant for, from and against such costs, operating expenses, taxes, premiums, fees, interest, charges, expenses, reimbursements and obligations of Tenant, Tenant expressly covenanting to pay and perform all of the foregoing. Notwithstanding the foregoing, Landlord acknowledges that Landlord has certain maintenance and other obligations under this Lease as set forth in Section 8 and elsewhere in this Lease, which obligations will be borne at the sole expense of Landlord. All obligations required to be paid by Tenant to third parties (including insurance premiums, but excluding real estate taxes) pursuant to this paragraph shall be paid by Tenant directly to the applicable third party. Any OpEx incurred by the Landlord will be included in the monthly OpEx summary and required to by paid monthly by the Tenant. Landlord shall provide annual OpEx reconciliation with over/under payments settled within 30 days.
c.Payment. Rent will be payable in consecutive monthly installments, in advance, without demand, on the first day of each and every month during the Term of this Lease from and after the Rent Commencement Date. Tenant shall pay Rent without deduction, diminution or set-off. All Rent shall be payable to Landlord at the address set forth in this Lease, unless Landlord directs otherwise in writing. Any installment of rent not received within ten (10) days of its due date shall be subject to a late charge of five percent (5%).
d.Additional Rent. All sums payable under this Lease by Tenant shall be deemed additional rent, payable within thirty (30) days after written demand accompanied by reasonably detailed backup documentation. If Tenant fails to pay any sum within fifteen (15) days of the date it is due, the sum shall bear interest at eight percent (8%) per annum.
e.Amount Due at Execution. Upon execution of this Lease, Tenant shall pay to Landlord the sum of $48,550.00 to be held as a security deposit (the “Security Deposit”).
5.SECURITY DEPOSIT.
a.The Security Deposit shall be held by Landlord as security for the faithful performance of the terms of this Lease. During the Term of this Lease and any extension,

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Landlord may hold the Security Deposit without interest to Tenant and may co-mingle the Security Deposit with Landlord’s other funds. If any sum payable by Tenant is overdue beyond the expiration of all applicable notice and cure periods, Landlord may apply any portion of the Security Deposit to payment of the overdue sum. If Tenant fails to perform any term of this Lease beyond the expiration of all applicable notice and cure periods, Landlord may apply as much of the Security Deposit as may be necessary to compensate Landlord for loss or damage sustained. If any portion of the Security Deposit is applied by Landlord pursuant to this section, Tenant shall, upon written demand, remit a sufficient amount in cash to restore the Security Deposit to the original sum deposited, and Tenant’s failure to do so within five (5) days after receipt of demand shall constitute a breach of this Lease. Tenant shall not assign, pledge, mortgage or otherwise hypothecate its interest in the Security Deposit.
b.If Tenant complies with all of the terms of this Lease, and promptly pays all of the sums provided for as they fall due, the Security Deposit shall be returned to Tenant within thirty (30) days after termination of this Lease.
c.Upon any transfer of Landlord’s interest in this Lease, Landlord may deliver the amount of the Security Deposit to its successor whereupon Landlord shall be discharged from any further liability with respect to the Security Deposit.
6.UTILITIES. Tenant shall secure accounts in its own name and pay for all utilities delivered to the Premises, including electricity, trash collection, gas, heat, cooling, telephone, internet and all other utilities and all taxes or charges on such utility services. Landlord shall not be liable for any interruption or failure in the supply of any utilities to the Premises nor shall rent be abated during such failure or interruption in each case except to the extent arising from the negligence or willful misconduct of Landlord or any of this employees, agents or contractors.
7.TENANT COVENANTS.
a.Tenant will not use or permit the Premises to be used for: i) any illegal purposes; nor ii) any use other than the Intended Use.
b.Tenant will not undertake any alterations to the Premises which violate the ADA and Tenant will indemnify and hold Landlord harmless from any and all claims, damages or suits that may be brought as a result of an alleged violation of the ADA that accrues after September 1st, 2025 as a result of a condition created after the September 1st, 2025.
c.Landlord, its agents and employees shall have the right to enter the Premises on not less than forty-eight (48) hours’ notice to view the condition of the Premises, to show the Premises to prospective purchasers or tenants during the last six (6) months of a term, and to inspect and make repairs, alterations, improvements or additions.
8.MAINTENANCE.
a.Landlord, at Landlord’s sole expense, will keep, maintain, and repair or replace the structural portions of the Premises, including the foundations, exterior walls, all plumbing below the floor, and roof, in good working order provided that any maintenance or repair made necessary due to fire or other casualty shall be performed by Tenant to the extent expressly covered by the casualty insurance policy procured by Tenant.
b.Tenant will keep, maintain, and repair or replace the interior and exterior of the Premises, including, without limitation, all of the heating, ventilation and air conditioning equipment (“HVAC”), factory ventilation and heating systems, bridge crane systems, all plumbing and electrical pipes and conduits in the walls, interior and exterior painting to the

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extent deemed necessary by Tenant (or as reasonably requested by Landlord as to exterior painting), all lighting and all windows and storefront systems of the Premises. Tenant shall: i) maintain and pay a quarterly maintenance contract for the central HVAC system; and ii) shall arrange for reputable third parties to perform routine maintenance to the factory heating systems and bridge crane systems as is commercially reasonable to maintain in good working condition. . Upon termination or cancellation of the Lease, Tenant shall surrender, remove all personal property, perform a final professional cleaning (interior and exterior), repair any damage caused by Tenant’s use (excluding damage caused by normal wear and tear and/or caused by fire or other casualty), and deliver the Premises to Landlord free of any environmental contamination in violation of law caused by Hazardous Materials introduced to the Premises by Tenant. Notwithstanding anything to the contrary, in no event shall Tenant be required to replace any component of the Premises that is obsolete or at the end of its useful life (and Landlord shall perform such replacement at Landlord’s cost and expense upon Tenant’s request). Notwithstanding the foregoing, Tenant is not responsible for maintaining, repairing or replacing any equipment related to the resin tank, resin tank building, and all related connections to the chopper guns, including the chopper guns. Tenant may, at its sole discretion, remove the chopper guns and related equipment.
9.LIABILITY FOR DAMAGES. Landlord shall not be liable for any damage done or occasioned by or from plumbing, gas, water, steam or other pipes or sewage or the bursting, leaking or running of any cistern, tank, washstand, water closet, or waste pipe above, upon, or about the Premises, nor for damages occasioned by water coming through the roof, sunlight, trap door or otherwise, nor for loss or damage arising from acts or negligence of any third parties upon the Property, in each case except to the extent arising from the negligence or willful misconduct of Landlord or any of its employees, agents or contractors. Landlord shall not be responsible for any loss of or damage to personal property or fixtures, by theft or otherwise in each case except to the extent arising from the negligence or willful misconduct of Landlord or any of its employees, agents or contractors. All property of Tenant or others kept or stored on the Premises shall be so kept or stored at the risk of Tenant only except to the extent of damage arising from the negligence or willful misconduct of Landlord or any of its employees, agents or contractors, provided that Tenant shall have no liability for damage or loss to any of the Landlord’s Property (as defined in Section 41 herein) stored or located upon the Property.
10.INSURANCE.
a.Tenant shall obtain and keep in force comprehensive general liability insurance, including property coverage, on an occurrence basis, with limits of not less than Two Million Five Hundred Thousand Dollars ($2,500,000.00) single limit with an aggregate limit of Five Million Dollars ($5,000,000), insuring Landlord and Tenant against liability arising out of ownership, use, occupancy or maintenance of the Premises and all areas appurtenant. Said insurance shall specifically include coverage for any and all risks associated with, arising out of or in any way related to products liability and completed operations, personal, and advertising injury. The limit of insurance shall not limit the liability of Tenant.
b.Tenant shall, at its cost, maintain at all times a Special Form Policy insuring against any damage to the building or improvements for fire or any other casualty to the Premises for the full replacement cost of the improvements. As of September 1st, 2025, Tenant shall carry at least the amount of coverage as Landlord’s current casualty insurance and such amount may be increased throughout the Term in an amount as reasonably determined by Landlord in order to properly insure the full replacement value of the improvements. If the Premises is damaged by fire or otherwise to such extent so as to interfere with their use by Tenant, Tenant shall remain obligated to pay the Rent while the Premises is restored and it shall be Tenant’s election whether or not to obtain business interruption insurance to insure such rent obligations. TENANT SHALL BE RESPONSIBLE FOR PAYMENT OF ANY DEDUCTIBLE

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REQUIRED UNDER THE CASUALTY INSURANCE POLICY, INCLUDING ANY DEDUCTIBLE REQUIRED FOR A NAMED STORM AND/OR HURRICANE.
c.Tenant shall obtain and keep in force all employees or workers compensation insurance required under the laws of the State of Georgia and any other insurance necessary to protect Landlord and Landlord’s property manager against any other liability of person or property arising by operation of law, whether such law is now in force or is adopted subsequent to the execution of this Lease.
d.Tenant shall be responsible for obtaining and keeping in force such policies of insurance as Tenant deems necessary or advisable to cover the full value of Tenant’s personal property and improvements (including the property of others) in or about the Premises. Landlord shall have no responsibility whatsoever for any loss suffered by Tenant for Tenant’s personal property or the personal property of others. If Landlord is made a party to any litigation connected in any way with this Lease or Tenant’s use or occupancy of the Premises (other than an action between Landlord and Tenant as to a dispute pursuant to this Lease), Tenant will indemnify and hold Landlord harmless and will pay all costs, expenses and reasonable attorneys’ fees incurred by Landlord, except with respect to litigation arising from the negligence or willful misconduct of Landlord or any of this employees, agents or contractors.
e.All policies shall be in insurance companies licensed to do business in Georgia, reasonably satisfactory to Landlord, and shall name Landlord as additional parties insured. Failure to provide evidence of coverage shall constitute default. Certificates of Insurance shall be delivered to Landlord on or before the Delivery Date with renewals delivered to Landlord at least ten (10) days prior to the expiration of any policy. If requested to do so, Tenant shall provide Landlord with copies of the pertinent portions of all policies and permit Landlord to examine the original policies. Each policy shall contain an agreement by the insurer that the policy shall not be canceled without thirty (30) days prior notice to Landlord. If Tenant fails to deliver any certificate required, Landlord may procure the insurance. The premiums shall be payable by Tenant to Landlord, as additional rent, with interest, immediately upon demand.
f.For all insurance policies required to be obtained by Tenant under this Lease, except worker’s compensation and employer’s liability insurance, Tenant shall name the Landlord, Landlord’s mortgagee, (if any), and any other party reasonably designated by Landlord as an additional insured. Documentation reflecting such party’s status as an additional insured shall be made available by Tenant to Landlord upon Landlord’s request.
g.Notwithstanding anything to the contrary, if the Premises is damaged by fire or other casualty, then Tenant shall not be required to repair such damage if Tenant pays to Landlord all property insurance proceeds in respect of such fire or other casualty received by Tenant.
11.INDEMNITY; EXEMPTION FROM LIABILITY.
a.Indemnity. Tenant shall indemnify, defend, and hold Landlord harmless against all actions, damages, judgments, fines, and penalties in respect of third-party claims for damage or injury to person or property arising from or out of any occurrences within the Premises during the Term (except to the extent arising from the acts or omissions of Landlord or any of its employees, agents or contractors). Landlord shall indemnify, defend, and hold Tenant harmless against all claims, actions, damages, judgments, fines, and penalties in respect of contractual liability claims relating to the Landlord’s agreements with third parties; and/or claims for Landlord’s acts or omissions that are not related to the Premises. If any such claim is so asserted against an indemnified party (the “Indemnified Party”), or any legal action with respect to any

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such claim is commenced against an Indemnified Party, the Indemnified Party shall promptly notify the other party (the “Indemnifying Party”). The Indemnifying Party shall have the right to assume the defense with counsel chosen by the Indemnifying Party subject to the approval of the Indemnified Party (such approval not to be unreasonably withheld, conditioned or delayed) or by the Indemnifying Party’s insurer. If the Indemnifying Party so assumes the defense, the Indemnifying Party shall not be responsible for the fees of any separate counsel employed by the Indemnified Party
b.Exemption of Landlord from Liability. Landlord shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Tenant, Tenant’s employees, contractors, invitees, customers, or any other person in or about the Property, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises, or from other sources or places. Notwithstanding Landlord’s negligence or breach of this Lease, Landlord shall under no circumstances be liable for injury to Tenant’s business or for any loss of income or profit therefrom.
12.SIGNS. Tenant may, at Tenant’s expense, install and maintain signage upon the Premises, in compliance with all city, county, and state laws, ordinances, or requirements and keep in good condition and repair at all times.
13.SUBORDINATION.
a.Landlord represents and warrants that no ground lease, mortgage or deed of trust encumbers all or any portion of the Premises. Tenant shall, at Landlord’s request, subordinate this Lease to the lien of any mortgage that may now or hereafter encumber or otherwise affect the Premises; provided, as a condition to such subordination, such mortgagee will execute a non-disturbance agreement as set forth in Subsection 13(b) below. Tenant shall attorn to the successor to Landlord’s interest herein, if requested to do so by such successor, and recognize such successor as the Landlord under this Lease. Tenant will execute and deliver upon the request of Landlord any reasonable instrument evidencing such subordination, non-disturbance and attornment.
b.Landlord will endeavor to cause any mortgagee to deliver to Tenant a nondisturbance agreement providing that the holders of such mortgage agree that, so long as Tenant is not in default beyond the expiration of all applicable notice and cure periods, Tenant’s leasehold estate will remain undisturbed and will survive any and all actions and proceedings which may be taken pursuant to the instrument to which this Lease is subordinated.
c.Tenant acknowledges that the Lease may be assigned by Landlord to a mortgagee as security. Tenant shall not look to the mortgagee, mortgagee in possession or successor in title to the Premises for accountability for any security deposit unless the sums have actually been received in cash by the mortgagee, mortgagee in possession or successor in title to the Premises.
14.ESTOPPEL CERTIFICATE. Tenant or Landlord agree, at any time, upon not less than ten (10) business days prior written notice by the other party, to execute a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if there have been modifications, stating such modifications), (ii) stating the dates to which the rent and any other charges hereunder have been paid by Tenant, (iii) stating whether or not, to the knowledge of the party executing the statement, Landlord or Tenant is in default in the performance of this Lease, and, if so, specifying each default of which the executing party may have knowledge, and (iv) stating the address to which notices to the executing party should be sent.

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15.CONDEMNATION.
a.If the Property is taken by eminent domain, or so much thereof as to render the balance inadequate for the operation of Tenant’s business in Tenant’s reasonable discretion,, then this Lease shall terminate.
b.If a taking by eminent domain occurs which does not terminate this Lease but which interferes substantially with the use of the balance of the Premises by Tenant, Tenant may request an abatement of Rent; provided, that if the parties cannot reasonably agree to the amount of Rent to be abated, then this Lease shall terminate. A “substantial interference” will be (a) any taking which reduces the ability of Tenant to utilize the Premises for the Intended Use, (b) any taking which results in a loss of use of any portion of a building, or (c) any taking which results in the loss of more than 5% of the total square footage of the land comprising the Premises.
c.If the taking does not interfere substantially with the use of the Premises by Tenant, there shall be no abatement of Rent.
d.Landlord and Tenant shall each have the right to make any separate claims allowed by the laws of the State of Georgia against the condemning authority. Such separate claim by Tenant may include, without limitation, the following: severance damages, the unamortized value or unamortized cost of its trade fixtures, equipment and other personal property; its relocation expenses; loss of business; and “goodwill”.
16.COMPLIANCE WITH THE LAW. Landlord, at Landlord’s sole cost and expense, shall cause the structural portions of the Premises that Landlord is required to maintain, repair and/or replace under Section 8(a) to be in compliance at all times with all applicable laws now in effect or which may hereafter come into effect, whether or not they reflect a change in policy from that now existing, during the term or any part of the Term hereof. Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated by the federal, state and/or local government. Tenant shall at its sole cost and expense promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now in force or which may hereafter be in force and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use or occupancy of the Premises, excluding structural changes not related to or affected by Tenant’s improvements or acts. The judgment of any court of competent jurisdiction or the admission of Tenant in an action against Tenant, whether or not Landlord is a party, that Tenant has violated any law, statute, ordinance, or governmental rule or requirement, shall be conclusive of that fact as between Landlord and Tenant.
17.ABANDONMENT. Tenant shall not vacate or abandon the Premises at any time during the term, and if Tenant shall abandon, vacate or surrender the Premises, or be dispossessed by process of law, or otherwise, any personal property belonging to Tenant and left on the Premises shall be deemed to be abandoned (unless Tenant continues to pay Rent and all other charges hereunder as and when due), at the option of Landlord, except such property as may be mortgaged to Landlord.
18.LIENS. Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. The interest of Landlord in the Premises shall not be subject to liens for improvements made by Tenant. Tenant shall notify every contractor making improvements of this provision. At Landlord’s request, Tenant shall execute and deliver without charge a Memorandum of Lease, in recordable form, containing a

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confirmation that the interest of Landlord shall not be subject to liens for improvements made by Tenant to the Premises.
19.ASSIGNMENT AND SUBLETTING.
a.Tenant shall not assign this Lease nor sublet the Premises without the prior written consent of Landlord, which consent will not be unreasonably withheld, conditioned or delayed. Any Tenant request to sublet the Premises shall be in writing and shall include: i) a description of the proposed sub-tenant’s business and the proposed sub=tenant’s intended use of the Premises; ii) such financial statements and account information as reasonably necessary for the Landlord to evaluate the sub-tenant’s creditworthiness and financial merit. Upon delivery of a complete notice, the request shall be deemed granted unless Landlord notifies Tenant of Landlord’s reasonable reason(s) for withholding consent within ten (10) days after Tenant’s request for such consent. For the purposes of this section, and any transfer of any right of possession or use of the Premises shall be deemed an assignment or subletting.
b.By this provision, Landlord consent, however, is not required for an assignment of this Lease to or sublease of the Premises by Tenant to a subsidiary, parent or an affiliate of Tenant if Tenant provides fifteen (15) days prior written notice to Landlord consisting of a copy of the proposed assignment or sublease. Tenant shall pay Landlord a fee of One Thousand Dollars ($1,000.00) to offset Landlord’s cost for legal review of the document. Tenant shall remain fully liable on this Lease and shall not be released from performance of any of the terms, covenants, and conditions thereof.
c.Consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting.
d.If the Premises is occupied by anyone other than Tenant, Landlord may collect Rent from the occupant, and apply the net amount collected to the Rent reserved under this Lease. Acceptance of Rent will not be deemed consent to any such occupancy or any other party.
e.Any consent by Landlord to any assignment of this Lease will be conditioned upon the assignee assuming the full and faithful performance of all the terms of this Lease and upon the continued liability of Tenant. Any consent by Landlord to any subletting will be conditioned upon the express agreement by the subtenant to be bound by the terms of this Lease applicable to Tenant. The terms of any assignment or sublease must be reasonably acceptable to Landlord and Tenant and shall pay all of Landlord’s reasonable attorneys’ fees in connection with the review of any proposed assignment or sublease documentation. Tenant shall remain fully liable on this Lease and shall not be released from performance of any of the terms, covenants, and conditions thereof.
f.Notwithstanding anything, no Landlord consent or approval shall be required in respect of any Permitted Transfer. A “Permitted Transfer” shall mean an assignment of Tenant’s interest in this Lease in connection with a merger or consolidation, or sale of Tenant’s assets or equity interests. Upon a Permitted Transfer, the predecessor Tenant entity shall be deemed released from all obligations under this Lease, notwithstanding anything to the contrary.
20.HOLDING OVER. Tenant shall pay Landlord 125% the amount of the daily Rent in effect immediately prior to termination for each day Tenant retains possession of the Premises after termination. Tenant shall also pay all damages sustained by Landlord by reason of such retention. Acceptance by Landlord of rent after termination will not constitute a renewal. This provision will not be deemed to waive Landlord’s right of re-entry or any other right.

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21.BANKRUPTCY OR INSOLVENCY. Either a) the appointment of a receiver to take possession of all or substantially all of the assets of Tenant, b) an assignment by Tenant for the benefit of creditors or c) any action taken or suffered by Tenant under any insolvency, bankruptcy or reorganization act, shall be a breach of this Lease by Tenant. Upon such breach, this Lease shall terminate five (5) days after written notice of termination from Landlord to Tenant. This Lease shall not be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise and in no event shall this Lease or any rights or privileges hereunder be an asset of a Trustee under any bankruptcy, insolvency or reorganization proceedings.
22.TENANT’S DEFAULT. For purposes of Section 23, Tenant shall be deemed to be in default of this Lease only if:
a.Tenant fails to pay rent or any other sums due hereunder, or any part thereof, for a period of five (5) business days after Landlord gives Tenant written notice of such default.
b.Tenant fails to pay rent or any other sums due hereunder, or any part thereof, on or before the due date more than three (3) times in any twelve (12) month period and Landlord notifies Tenant of each such default prior to its cure, notwithstanding that such previous failures shall have been cured by Tenant. Tenant shall not have the right to cure such repeated failure.
c.Default in the performance of any other covenant or condition of this Lease for a period greater than thirty (30) days after written notice by Landlord to Tenant of such default.
d.Tenant fails to perform any similar covenant or condition of this Lease more than three (3) times in any twelve (12) month period and Landlord notifies Tenant of each such default prior to its cure, notwithstanding that such previous failure shall have been cured by Tenant. Tenant shall not have the right to cure such repeated failure.
23.LANDLORD’S REMEDIES ON DEFAULT. In addition to all remedies provided pursuant to Georgia law, Landlord shall have the following remedies if and for so long as Tenant is default of this Lease beyond the applicable notice and cure period as provided in Section 22:
a.Upon thirty (30) days’ advance notice, Landlord may reenter the Premises and terminate the Lease all subject to and in accordance with Georgia law. Following such termination of the Lease, Landlord may remove all persons and personal property from the Premises. Following such termination of the Lease, Landlord shall give notice to Tenant of any personal property to Tenant that remains upon the Premises and Tenant shall have 15 days to remove such personal property. Any personal property of Tenant remaining upon the Premises after 15 days from Landlord’s notice may be discarded by Landlord or removed and stored in a public warehouse or elsewhere at the cost of, and for the account of, Tenant.
b.Following termination of this Lease in accordance with Section 23(a), Landlord may relet the Premises or any part of the Premises for any term, at such rent and on such terms as may be commercially reasonable, for Tenant’s account. Landlord may make such alterations or repairs of the Premises as may be necessary or required. The duties and liabilities of the parties upon such reletting are as follows:
1.In addition to Tenant’s liability to Landlord for breach of the Lease, Tenant shall be liable for all reasonable expenses of the reletting, including, without limitation, broker’s commissions, expenses of alterations and repairs, and all other expenses of Landlord. Tenant shall pay to Landlord such expenses on the dates the rent payments are due, minus the rent received by Landlord from reletting.

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2.Landlord, at his option, shall have the right to apply the rent received from reletting the Premises as follows:
First, to reduce Tenant’s indebtedness to Landlord under the Lease, not including indebtedness for rent;
Second, to recover expenses of reletting and alterations and repairs made;
Third, to recover the rent due under the Lease; and
Fourth, to payment of future rent under the Lease as it becomes due.
c.Upon termination of the Lease, Landlord may recover from Tenant all damages resulting from the breach, including: i) the cost of recovering the Premises; ii) the unpaid rent that had been earned at time of termination of Lease, and iii) the unpaid rent that would have been earned from the date of such termination until the end of the Lease Term, after deduction from any rents received by Landlord from reletting the Premises (net of any reasonable Landlord costs or expenses of reletting the Premises) the intent being that Landlord will receive the benefit of the bargain in entering into this Lease In the latter event, Landlord shall undertake commercially-reasonable efforts to relet the Premises but shall be under no obligation to accept lease terms less favorable than as provided in this Lease, as determined in Landlord’s reasonable discretion. All such amounts shall be immediately due and payable from Tenant.
24.LANDLORD’S DEFAULT. If Landlord shall violate, neglect or fail to perform or observe any of the representations, covenants, provisions, or conditions contained in this Lease on its part to be performed or observed, which default continues for a period of more than thirty (30) days after receipt of written notice from Tenant specifying such default, or if such default is of a nature to require more than thirty (30) days for remedy and continues beyond the time reasonably necessary to cure (provided Landlord must have undertaken procedures to cure the default within such thirty (30) day period and thereafter diligently pursues such efforts to cure to completion), Tenant may, at its option (in addition to all other rights and remedies provided Tenant at law, in equity or hereunder), upon written notice, incur any reasonable expense necessary to perform the obligation of Landlord specified in such notice and bill Landlord for the costs thereof. If Landlord fails to pay such amount within ten (10) days of demand, Tenant shall have the right to credit such amount against Rent and other amounts due under this Lease. Notwithstanding the foregoing, if in Tenant’s reasonable judgment, an emergency shall exist, Tenant may cure such default without any prior notice to Landlord. Nothing herein shall be construed as requiring Tenant to await the passage of thirty (30) days before seeking equitable relief. The self-help option given in this Section is for the sole protection of Tenant, and its existence shall not release Landlord from its obligation to perform the terms, provisions, covenants and conditions herein provided to be performed by Landlord or deprive Tenant of any legal rights which it may have by reason of any such default by Landlord. Subject to the notice and cure periods provided herein, Tenant shall have the right to exercise any and all other remedies available to Tenant, in connection with a default by Landlord, at law or in equity, including , without limitation, injunctive relief. Except as otherwise set forth herein to the contrary, mention in this Lease of any particular remedy shall not preclude Tenant from any other remedy, in law or in equity. Except as otherwise set forth herein to the contrary, no remedy herein or otherwise conferred upon or reserved to Tenant shall be considered to exclude or suspend any other remedy but the same shall be cumulative and shall be in addition to every other remedy given hereunder, or now or hereafter existing at law or in equity or by statute, and every power and remedy given by this Lease to Tenant may be exercised from time to time and as often as any occasion may arise or as may be deemed expedient.

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25.LEASEHOLD IMPROVEMENTS.
a.Landlord will not be required to install any improvements in the Premises and will deliver the Premises free of any property and debris, in broom clean condition. Tenant has inspected the Premises and expressly acknowledges that it will take possession of and accept the Premises in AS IS condition except as otherwise set forth in this Lease (and the foregoing shall not affect Landlord’s maintenance, repair, replacement and other obligations under the Lease).
b.Any and all subsequent alterations and improvements to the Property in excess of $100,000 shall be performed at Tenant’s sole cost and expense and shall require Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed (and shall be deemed granted unless Landlord notifies Tenant of Landlord’s reasonable reason(s) for withholding consent within ten (10) days after Tenant’s request for such consent). In no event shall Landlord’s consent be required for any alteration or improvement that does not require a building permit or that does not affect the structural elements of the Premises. Landlord may impose any reasonable conditions upon consent that Landlord deems advisable. All construction and installation shall be completed in a good and workmanlike manner. Any and all subsequent alterations and improvements shall comply with the following requirements:
1.For any alteration or improvement that requires Landlord consent, Tenant will prepare and submit to Landlord all construction documents, including drawings, plans, specifications, and construction contract (if applicable). Once Landlord has consented to the applicable alteration or improvement, Tenant will not make any change in the construction documents without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed (and shall be deemed granted unless Landlord notifies Tenant of Landlord’s reasonable reason(s) for withholding consent within ten (10) days after Tenant’s request for such consent).
2.Tenant will perform any alteration or improvement in compliance with all land use, building, subdivision, zoning, pollution, and similar laws, rules and ordinances, and regulations promulgated by any governmental authority and applicable to the improvements on the Premises. Tenant will obtain and deliver to Landlord the originals or certified copies of all building, zoning, use, environmental, and other permits.
3.All alterations and improvements made by or for Tenant which are affixed to the Premises shall remain the property of Landlord.
4.Tenant warrants that all construction and improvements will only be performed by contractors and subcontractors duly licensed.
5.Tenant will permit Landlord, or its representatives, to enter on the Premises in accordance with Section 7(c), to inspect the improvements and all materials to be used in the construction, and to examine all detailed plans and shop drawings that are or may be kept at the site of the improvements. Tenant will, upon demand of Landlord, correct any defect in the improvement or any material departure from the plans and specifications that was not approved by Landlord. Correction of any defects or departure shall include removal of all portions of the work that Landlord may reasonably determine to be unsound or improper.

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6.Tenant will not undertake any alterations to the Premises which violate the ADA and Tenant shall indemnify and hold Landlord harmless from any and all claims, damages or suits that may be brought as a result of Tenant’s alleged violation of the ADA.
26.SALE BY LANDLORD. If Landlord sells or conveys the Premises, Landlord will be released from any future liability upon any of the covenants or conditions, expressed or implied, herein contained in favor of Tenant if Landlord’s successor assumes all of the obligations of Landlord, and Tenant will look solely to the responsibilities of the successor in interest of Landlord. This Lease will not be affected by any such sale, and Tenant will attorn to the purchaser or assignee.
27.RIGHT OF LANDLORD TO PERFORM.
a.All agreements to be performed by Tenant under this Lease shall be performed by Tenant at its sole expense, without any abatement of rent. If Tenant fails to pay any sum of money, other than rent, required to be paid by it or fails to perform any other act on its part to be performed, and the failure continues beyond the expiration of all applicable notice and cure periods, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant’s behalf. Tenant’s obligations shall not be waived by Landlord’s exercise of this option.
b.All sums paid by Landlord and all necessary incidental costs, plus interest thereon at the rate of eight percent (8%) per annum from the date of payment by Landlord, shall be payable to Landlord by Tenant on demand. Landlord shall have (in addition to any other right or remedy) the same rights and remedies for the nonpayment as in the case of default by Tenant in the payment of the rent.
28.ATTORNEYS’ FEES. If it becomes necessary for Landlord or Tenant to employ an attorney to enforce this Lease, attorneys’ fees shall be awarded to the prevailing party.
29.SURRENDER OF PREMISES. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, will not work a merger, and will, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to it of any or all such subleases or subtenancies.
30.WAIVERS. The waiver by Landlord of any term of this Lease will not be deemed to be a waiver of any subsequent breach of the same or any other term. The subsequent acceptance of rent by Landlord will not be deemed to be a waiver of any preceding breach by Tenant of any term of this Lease, other than the failure of Tenant to pay the particular rent accepted, regardless of Landlord’s knowledge of the preceding breach at the time of acceptance of rent.
31.NOTICES. Any notice, consent, waiver, request or other communication required or provided to be given under this Agreement shall be in writing and shall be sufficiently given and shall be deemed given when delivered personally (with written receipt) or when mailed by certified or registered mail, return receipt requested, postage prepaid, or when dispatched by nationally recognized overnight delivery service, in any event, addressed to the party’s address as follows:

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If to Landlord:	RMI VALDOSTA, LLC 2300 Jetport Drive Orlando, FL 32809 Attn: Sean Cuda
If to Tenant:	Blue Ops, Inc. Attn: Chris Ericson 2800 S. West Temple, Suite 2 Salt Lake City, Utah 84115 Telephone: 973-615-1892 Email chris.ericson@redcat.red
Copies to:	Sheppard Mullin Richter & Hampton LLP 12275 El Camino Real, Suite 100 San Diego, CA 92130-4092 Attn: John D. Tishler, Esq. Tel. 858-720-8943 Email: jtishler@sheppardmullin.com
Notices shall be deemed to have been served upon the party to whom addressed upon delivery, unless mailed, in which event on the third (3rd) day after deposit in the U. S. Mail. Either party may change its address by giving written notice of such change to the other party.
32.COVENANT OF QUIET ENJOYMENT. Tenant will, at all times during such term, have the peaceful and quiet enjoyment and possession of the Premises. Without limiting the foregoing, in no event shall Landlord cause or permit any encumbrance of the Premises that would adversely affect the Tenant or the conduct of business in the Premises without Tenant’s prior written consent.
33.SUCCESSORS AND ASSIGNS. The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heirs, successors, executors, administrators and assigns of the parties.
34.HAZARDOUS MATERIAL. Subject to the remaining provisions of this paragraph, Tenant shall be entitled to use and store only those Hazardous Materials (defined below) that are necessary for Tenant’s business, provided that such usage and storage is in full compliance with all applicable local, state and federal statutes, orders, ordinances, rules and regulations (as interpreted by judicial and administrative decisions). Landlord shall have the right at all times during the term of this Lease to (i) inspect the Premises, (ii) conduct tests and investigations to determine whether Tenant is in compliance with the provisions of this Paragraph, and (iii) request lists of all Hazardous Materials used and stored or located on the Premises, the cost of all such inspections, tests and investigations to be borne by Tenant, if Landlord reasonably believes they are necessary. Tenant shall give to Landlord immediate verbal and written notice of any spills, releases or discharges of Hazardous Materials on the Premises or adjacent to the Premises, caused by the acts or omissions of Tenant, or its agents, employees, representatives, invitees, licensees, subtenants, customers or contractors. Tenant covenants to investigate, clean up and otherwise remedy any spill, release or discharge of Hazardous Materials caused by the acts or omissions of Tenant, or its agents, employees, representatives, invitees, licensees, subtenants, customers or contractors at Tenant’s cost and expense, such investigations, clean up and remediation to be performed after Tenant has obtained Landlord’s written consent, which shall not be unreasonably withheld, provided, however, that Tenant shall be entitled to respond

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immediately to any emergency without first obtaining Landlord’s written consent. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, liabilities, losses, suits, enforcement proceedings, administrative proceedings and costs (including, but not limited to, attorneys’ and consultants’ fees) arising from or related to the use, presence, transportation, storage, disposal, spill, release or discharge of Hazardous Materials on or about the Premises caused by the acts or omissions of Tenant, its agents, employees, representatives, invitees, licensees, subtenants, customers or contractors. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, judgments, damages, penalties, fines, liabilities, losses, suits, enforcement proceedings, administrative proceedings and costs (including, but not limited to, attorneys’ and consultants’ fees) arising from or related to the use, presence, transportation, storage, disposal, spill, release or discharge of Hazardous Materials on or about the Premises caused by the acts or omissions of Landlord, its agents, employees, representatives, invitees, licensees, subtenants, customers or contractors or existing on or under, or migrating from the Premises prior to the effective date of this Lease. Tenant shall not be entitled to install any underground tanks. Tenant may only install aboveground tanks for the storage of Hazardous Materials, in accordance with all applicable local, state and federal statutes, orders, ordinances, rules and regulations, with the express written consent of Landlord, which consent may not be unreasonably withheld. For avoidance of doubt, such aboveground tanks shall be constructed with secondary containment and alarms. As used herein, the term “Hazardous Materials” shall mean (i) any hazardous or toxic wastes, materials or substances, and other pollutants or contaminates, which are or become regulated by all applicable local, state and federal laws, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as such acts may be amended from time to time, and any other Federal, state, county, municipal, local or other law, statute, code, ordinance, rule or regulation which relates to or deals with the release of or exposure to Hazardous Materials in the jurisdiction in which the Property is located; (ii) petroleum; (iii) asbestos; (iv) polychlorinated biphenylis; and (v) radioactive materials. A violation of Tenant’s obligations under this Section, including failure to remediate any spill or discharge of Hazardous Materials within thirty (30) days, shall constitute a default under Section 22 of this Lease and may result in immediate termination by Landlord pursuant to Section 23. The provisions of this Paragraph shall survive the termination of this Lease.
35.RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in Georgia. Additional information regarding radon and radon testing may be obtained from your county public health unit.
36.INDEMNIFICATION FOR LEASING COMMISSIONS. Landlord recognizes Bird Commercial Real Estate, LLC and CBRE, Inc. (collectively, “Brokers”) as the sole brokers procuring the Lease and shall pay said Brokers a commission pursuant to a separate agreement(s) between each of the Brokers and Landlord. Landlord and Tenant each represent and warrant to the other that, except as provided in the preceding sentence, neither of them has employed or dealt with any broker, agent or finder in carrying on the negotiations relating to the Lease. Landlord shall indemnify and hold Tenant harmless from and against all claims, costs, damages, demands, actions, liabilities, expenses and causes of action (including, without limitation, reasonable attorney’s fees) of any sort either made by either of the Brokers or arising out of, resulting from or relating to a breach of the above representation and warranty by Landlord. Tenant shall indemnify and hold Landlord harmless from and against all claims, costs, damages, demands, actions, liabilities, expenses and causes of action (including, without limitation, reasonable attorney’s fees) of any sort arising out of, resulting from or relating to a breach of the above representation and warranty by Tenant.

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37.GOVERNING LAW. This Lease shall be governed, construed and enforced in accordance with the laws of the State of Georgia.
38.COMPLETE AGREEMENT; AMENDMENTS. This Lease, including all Exhibits, constitutes the entire agreement between the parties; it supersedes all previous understandings and agreements between the parties, if any; and no oral or implied representation or understandings shall vary its terms, and it may not be amended except by a written instrument executed by both parties.
39.EXECUTION. This Lease may be executed in counterparts, each of which shall be deemed an original, and all counterparts shall constitute one and the same instrument. Tenant must execute and deliver the Lease to Landlord prior to Landlord’s execution and delivery of the Lease to Tenant. Scanned or facsimile copies of the executed Lease from each party to the other shall be effective delivery of the Lease. Each party shall receive a fully executed duplicate original of the Lease within thirty (30) days after Landlord’s execution and delivery of the Lease to Tenant.
40.WAIVER OF JURY TRIAL. THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS WHATSOEVER INVOLVING THE PROPERTY OR ARISING OUT OF THIS LEASE AGREEMENT. TENANT ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR LANDLORD ENTERING INTO THIS LEASE AGREEMENT. LANDLORD AND TENANT HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN, AND BY THE EXECUTION OF THIS LEASE SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO. THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PROPERTY.
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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease.

Landlord:

RMI Valdosta LLC
a Georgia limited liability company

By: RMI Holdings Management, LLC
a Florida Limited Liability Company, as Manager

Signature:  /s/ Duane Kuck

Typed Name: Duane Kuck

Title:    President

Date signed:    8/14/2025

Tenant: Blue Ops, Inc. a Nevada corporation Signature: /s/ Chris Ericson Typed Name: Chris Ericson Title: CFO Date signed: 8/14/2025

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Exhibit A
THE PROPERTY

All that tract or parcel of land situate, lying, and being in Land Lot 64 of the 11th Land District, City of Valdosta, Lowndes County, Georgia, containing 8.556 acres and being more particularly described as follows:
Commencing at a 5/8" iron pin at the intersection of the easterly r/w (right-of-way) margin of Valdosta Southern Railway (said railroad having a 150' r/w) with the southerly r/w margin of Industrial Boulevard (said road having a 200' r/w) being the POINT OF BEGINNING, proceed along said southerly r/w margin North 83 degrees 49 minutes 00 seconds East for a distance of 148.59 feet to a PK nail; Thence proceed along said southerly r/w margin along the clockwise arc of a curve for a distance of 413.73 feet (said curve having a radius of 16822.27 feet and being subtended by a chord of 413.72 feet with a bearing of North 84 degrees 29 minutes 10 seconds East) to a concrete monument at the intersection of said southerly r/w margin and the westerly r/w margin of James P. Rodgers Drive (said road having an 80' r/w); Thence proceed along said westerly r/w margin South 06 degrees 11 minutes 30 seconds East for a distance of 166.26 feet to a PK nail; Thence proceed along said westerly r/w margin South 11 degrees 27 minutes 00 seconds West for a distance of 450.18 feet to a concrete monument at the intersection of said westerly r/w margin with the northerly r/w margin of a spur track off of the Valdosta Southern Railway (said spur track having a 25' r/w); Thence proceed along said northerly r/w margin South 83 degrees 49 minutes 00 seconds West for a distance of 349.82 feet to a 5/8" iron pin; Thence proceed along said northerly r/w margin along the counterclockwise arc of a curve for a distance of 320.92 feet (said curve having a radius of 489.97 feet and being subtended by a chord of 315.22 with a bearing of South 65 degrees 14 minutes 14 seconds West) to a concrete monument at the intersection of said northerly r/w margin with the easterly r/w margin of Valdosta Southern Railway; Thence proceed along said easterly r/w margin North 11 degrees 27 minutes 00 seconds East for a distance of 735.10 feet to the POINT OF BEGINNING.
The above described property is known as 601 Gill Harson Industrial Boulevard (formerly 601 West Industrial Boulevard), Valdosta, Georgia, and known by the Lowndes County Tax Assessor as Map 0124C, Parcel 016.

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Exhibit B
EQUIPMENT
APPENDIX A: EQUIPMENT
Below is a summary of agreements with respect to further testing, current service and future maintenance and ownership of equipment in and around the buildings on the site.
•The Fire Sprinkler System (has had an initial inspection by Georgia Automatic Sprinkler Company (“Sprinkler Co”) which identified further necessary inspection; Landlord has engaged Sprinkler Co for said further work which may result in additional repairs of parts and equipment to also be fixed by the Landlord)
○The fire extinguishers that complement the fire suppression system shall be considered part of the fire suppression system and inspected and replaced by the Landlord if required by inspector
•Three (3) Trane AC units being used in the Main Office Building
○In good working order and Tenant will then maintain and replace if and when unit(s) is no longer operable or serviceable
•Exhaust Systems in the Lamination area and the Pre-Finish and Grind Booth areas
○In good working order and Tenant will then maintain and replace if and when unit(s) is no longer operable or serviceable
•Bridge Cranes & Hoists in the main building
○In good working order and Tenant will then maintain and replace if and when unit(s) is no longer operable or serviceable
•Electrical Panels
○In good working order and Tenant will then maintain and replace if and when unit(s) is no longer operable or serviceable
•The Loading Building: Landlord agrees to restore power to the Loading Building (including the maintenance area) and allow for the testing and possible repair of the bridge cranes
•Atlas Copco GA 75 S # APl625634 25282 HRS (at a 3rd of its life)
○Goos unit needs 8 K PM service which Landlord will engage vendor to do service work and will do any necessary repairs to establish good working order for at least a month post service
○Once in good working order, Tenant will then maintain but is not obligated to replace due to age; and if replaced by Tenant, said new equipment will be the property of the Tenant

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•Beko Dryer M# DPRAX800-NA-RB S#150008478
○Needs PM service and new condensate drain which Landlord will engage vendor to do service work and will do any necessary repairs to establish good working order for at least a month post service
○Once in good working order, Tenant will then maintain but is not obligated to
○replace due to age; and if replaced by Tenant, said new equipment will be the property of the Tenant
•Middle building HVAC- One 10-ton Trane rooftop unit (new 2023)
○Landlord will engage vendor to do service work and report any necessary repairs to establish good working order for at least a month post service
○Tenant will then maintain and replace if and when unit is no longer operable or serviceable
•Middle building HVAC- One 7.5-ton Trane rooftop system that is 16 years old
○Landlord will engage vendor to do service work and report any necessary repairs to establish good working order. If the unit is not operable or serviceable, Landlord will replace the unit and charge Tenant 50% of the cost in the month following installation of replacement unit
○Tenant will then maintain and replace if and when unit is no longer operable or serviceable, with Landlord’s approval; Landlord will credit Tenant 50% of the cost in the month following installation of replacement unit
•Three (3) 25-ton Trane roof top AC units that 2005 model units.
○Unknown at this time if operable units
○Tenant may choose to use and maintain but is not obligated to replace
•FREECOOL SWAMP COOLER SYSTEMS.
○Landlord will engage vendor to do inspection and service work and report any necessary repairs to establish good working order for at least a month post service; these units have 3 functions (intake air flow; heating; cooling). If the unit is not operable or serviceable for the required functions of the Tenant, Landlord will replace the unit and charge Tenant 50% of the cost in the month following installation of replacement unit
○Once in good working order, Tenant will then maintain but is not obligated to replace due to age; and if replaced by Tenant, with Landlord’s approval, said new equipment will be the property of the Landlord but Landlord will credit Tenant 50% of the cost in the month following installation of replacement unit
•All gas heaters in the building will be tested and inspected and if not operational, Landlord shall be responsible for making units operational but Tenant shall be responsible for maintaining

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•Atlas Copco GA45 S#HOL023453
○Down, Obsolete 1997
○Landlord agrees that Tenant may remove said obsolete equipment at any time
•Atlas Copco GA45 S# HOL023187
○Down, Obsolete 1997
○Landlord agrees that Tenant may remove said obsolete equipment at any time
•On-site fire suppression compressor not operational (expected to be replaced by Landlord and new one maintained by Tenant)
○Landlord will remove said piece of equipment
•Landlord to engage Akin to remove the oil and gas tanks outside the building
•Any and all communication equipment left on site shall be the property of the Tenant
•All office furniture left on site shall be the property of the Tenant
•All cradles and storage racks left on site shall be the property of the Tenant
•All portable sized wooden trash bins at east side of building shall become the property of the Tenant
•All miscellaneous equipment not mentioned above and not permanently attached to the building shall become the property of the Tenant if not removed by the Landlord by August 31st, 2025
•Tenant shall have no obligation to maintain any Equipment in the Resin Tank Building, the Resin Tank Building itself, the Chopper Guns and any equipment connecting the resin in the resin tank building to the chopper guns in the building
•Tenant may use and maintain the outside dumpsters at its election but shall have no obligation to replace and if replaced, shall be the property of the Tenant
•Tenant can remove the security tower without further permission of the Landlord

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